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                                 EXHIBIT 10.19

                FORM OF CHANGE OF CONTROL COMPENSATION AGREEMENT

         THIS AGREEMENT, dated January 19, 2000, is made by and between Gateway, Inc., a Delaware corporation (the "Company"), and [INSERT NAME] (the "Executive").

         WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

         WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of senior members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially unsettling circumstances arising from the possibility of a Change of Control.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. DEFINED TERMS. The definitions of certain capitalized terms used in this Agreement are provided in Annex A attached hereto and incorporated by reference into this Agreement.

         2. TERM OF AGREEMENT. The Term of this Agreement shall commence on the date hereof and shall continue in effect through January 19, 2002; PROVIDED, HOWEVER, that commencing on January 19, 2001 and each January 19 thereafter, the Term shall automatically be extended for one additional year unless, not later than January 19 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and FURTHER PROVIDED, HOWEVER, that if a Change of Control shall have occurred during the Term, the Term shall expire no earlier than thirty-six (36) months following the date on which such Change of Control occurred. Notwithstanding the foregoing, in the event Executive's employment with the Company shall terminate for any reason prior to the occurrence of a Change of Control or Pre-Change of Control Entitlement Event (as defined in Section 6.1(B)), this Agreement shall immediately terminate.

         3. COMPANY'S COVENANTS SUMMARIZED. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Change of Control Payment and the Severance Payments and the other


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payments and benefits described herein. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

         4. THE EXECUTIVE'S COVENANTS. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change of Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months following the date of such Potential Change of Control, (ii) the date of a Change of Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

         5. COMPENSATION OTHER THAN CHANGE OF CONTROL PAYMENT AND SEVERANCE PAYMENTS.

                  5.1 Following a Change of Control and during the Term, during any period that the Executive fails to perform the Executive's duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement (other than the Company's short- or long-term disability plan, as applicable) maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

                  5.2 If the Executive's employment shall be terminated for any reason following a Change of Control and during the Term (or pursuant to a Pre-Change of Control Entitlement Event as defined in Section 6.1B), the Company shall pay the Executive's full salary to the Executive through the Date of Termination (as defined in Section 7.2) at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

                  5.3 If the Executive's employment shall be terminated for any reason fo1lowing a Change of Control and during the Term (or pursuant to a Pre-Change of Control Entitlement Event), the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more


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favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

         6. CHANGE OF CONTROL PAYMENT AND SEVERANCE PAYMENTS.

                  6.1      Subject to Section 6.3 hereof:

                           (A)      Within five (5) days following the
occurrence of a Change of Control during the Term while Executive is an employee of the Company, the Company shall pay to Executive a lump sum payment (the "Change of Control Payment"), in cash, equal to 2.5 times the sum of (i) the Executive's annual base salary as in effect immediately prior to the date of the Change of Control (or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (ii) Executive's target annual bonus for the fiscal year of the Company in which the Change of Control occurs (or, if higher, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason).

                           (B)      The Change of Control Payment shall be made,
alternatively, if (i) the Executive's employment is terminated by the Company without Cause prior to a Change of Control (whether or not a Change of Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control, (ii) the Executive terminates his employment for Good Reason prior to a Change of Control (whether or not a Change of Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change of Control (whether or not such Change of Control ever actually occurs) (each of (i), (ii) and (iii), a "Pre-Change of Control Entitlement Event"). If made pursuant to this Section 6.1(B), the Change of Control Payment shall be made within five (5) days following the occurrence of the Pre-Change of Control Entitlement Event, and for purposes of calculating the amount of the Change of Control Payment, (x) Executive's annual base salary shall be as in effect immediately prior to the Date of Termination (or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (y) Executive's target annual bonus shall be for the fiscal year of the Company in which the Date of Termination occurs (or, if higher, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason).

                           (C)      If Executive becomes entitled to receive
the Change of Control Payment, then, effective immediately prior to the Change of Control (or, if earlier, as applicable, immediately prior to the Pre-Change of Control Entitlement Event), all of Executive's outstanding options to acquire the Common Stock of the Company and any other then outstanding stock-based equity incentive awards shall immediately accelerate and


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become exercisable (which shall mean, in the case of restricted stock awards or stock-based awards related to the achievement or satisfaction of certain vesting goals or conditions, the lapse of any applicable restrictions and the deemed achievement or satisfaction of any such goals or conditions). Any stock options that so accelerate shall remain exercisable for the full term of such options, notwithstanding any provisions in the applicable stock option agreement providing for termination of the option prior to its full term. If Executive becomes entitled to the acceleration provided for under this Section 6.1(C), Executive hereby waives any right Executive might otherwise have under any stock option plan or agreement of the Company to be granted an additional option to acquire capital stock of the Company upon or otherwise in connection with such Change of Control.

                  6.2 In addition, subject to Section 6.3 hereof, if the Executive's employment is terminated following a Change of Control and during the Term (i) by the Company other than for Cause, (ii) by Executive for Good Reason or (iii) by reason of Executive's death or Disability, or if a Pre-Change of Control Entitlement Event occurs, then the Company shall pay the Executive the amounts, and provide the Executive the benefits described in this Section
6.2 ("Severance Payments"), in addition to any payments and benefits to which the Executive is entitled under Section 5 and Section 6.1 hereof.

                           (A)      For the thirty (30) month period
immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; PROVIDED, HOWEVER, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.2(A) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty (30) month period following the Date of Termination by any employer (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); PROVIDED, HOWEVER, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

                           (B)      Notwithstanding any provision of any annual
or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount within five (5) days following termination of Executive's employment, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded (or, to the extent based upon one or more objective formulae, would be allocated or awarded upon requisite action by the plan administrator) to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the


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Date of Termination, is contingent only upon the continued employment of the
Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods (and, with respect to any completed periods as to which no allocation or award has been made, to the extent any such allocation would not be based upon one or more objective formulae) under any such plan, calculated as to each such award by multiplying
(x) the award that the Executive would have earned as of the last day of the performance award period, assuming the achievement at the target level of the individual and corporate performance goals established with respect to such award, by (y) the fraction obtained by dividing (I) the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by (II) the total number of months contained in such performance award period. This Section 6.2(B) shall not apply, however, to any stock-based incentive awards to the extent subject to acceleration pursuant to Section 6.1(C) or 6.2(C) hereof.

                           (C)      All outstanding options to acquire the
Common Stock of the Company and any other then outstanding stock-based equity incentive awards shall immediately accelerate and become exercisable (which shall mean, in the case of restricted stock awards or stock-based awards related to the achievement or satisfaction of certain vesting goals or conditions, the lapse of any applicable restrictions and the deemed achievement or satisfaction of any such goals or conditions). Any stock options that so accelerate shall remain exercisable for the full term of such options, notwithstanding any provisions in the applicable stock option agreement providing for termination of the option prior to its full term.

                  6.3 The Executive shall be entitled to receive an excise tax "gross-up" as provided in Annex B attached hereto and incorporated by reference into this Agreement.

                  6.4 The Company also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

         7. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

                  7.1 NOTICE OF TERMINATION. After a Change of Control and during the Term (or under the circumstances described in Section 6.1(B)), any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a


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notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                  7.2 DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change of Control and during the Term (or any purported termination under the circumstances described in Section 6.1(B)), shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days following the date such Notice of Termination is given).

                  7.3 DISPUTE CONCERNING TERMINATION. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be deferred until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); PROVIDED, HOWEVER, that the Date of Termination shall be deferred by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

                  7.4 COMPENSATION DURING DISPUTE. If a purported termination occurs following a Change of Control and during the Term and the Date of Termination is deferred in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this
Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof (and, as applicable,


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Section 5.1 hereof)) and shall not be offset against or reduce any other amounts due under this Agreement.

         8. NO MITIGATION; NO OFFSET. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than as provided in Section 6.2(A) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         9. SUCCESSORS, BINDING AGREEMENT.

                  9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any potential successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder both upon the occurrence of a Change of Control and if the Executive were to terminate the Executive's employment for Good Reason after a Change of Control, except that, for purposes of calculating the compensation so due, the date on which any such succession becomes effective shall be deemed both the date of the Change of Control and the Date of Termination.

                  9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         10. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) days after being sent by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:


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                  To the Company:           Gateway, Inc.
                                            4545 Towne Centre Court
                                            San Diego, CA 92121
                                            Attention: General Counsel


                  To the Executive:         [Name of Executive]
                                             c/o Gateway, Inc.
                                             4545 Towne Centre Court
                                             San Diego, CA  92121

         11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. NON-COMPETITION; NON-SOLICITATION. For a period of one year following his or her applicable Date of Termination, (i) the Executive shall not, without the written consent of the Board, directly or indirectly, knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any Competitor of the Company, (ii) the Executive shall not, without the written consent of the Board, directly or indirectly solicit or recruit any person (other than persons employed in a clerical or other non-professional position) who is then employed by the Company or who was employed by the Company or any of its subsidiaries or affiliates at any time during the six-month period preceding the Date of Termination for the purpose of being employed by the Executive, by any entity or person on whose behalf the Executive is


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acting as an agent, representative or employee or by any Competitor of the
Company and (iii) the Executive shall not, without the written consent of the Board, directly or indirectly, solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. For purposes of this Section 13, the term "Competitor of the Company" shall mean any person or business entity that, directly or indirectly, designs, manufactures, markets or sells computers, computer related products and peripherals, computer related services, or Internet access services. The above restrictions on your activities during and after termination of your employment with Gateway only apply where your activities have the potential to lead to disclosure or use, inadvertent or otherwise, of Gateway's Confidential Information as defined in Annex A. Nothing herein, however, shall prohibit the Executive from acquiring or holding not more than five percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than five percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote. In the event of a breach or any threatened breach of the Section 13, the Executive agrees that, in addition to any other remedy available to the Company at law or in equity, the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any breach or prevent any threatened breach. The Executive further acknowledges that damages would be inadequate and insufficient to compensate the Company for any breach of this Section 13.

         14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. SETTLEMENT OF DISPUTES; ARBITRATION.

                  15.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.

                  15.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    GATEWAY, INC.


                                    By:
                                       --------------------
                                         Name:
                                         Title:





                                    [NAME OF EXECUTIVE]

                                    -----------------------
                                    Signature


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                              ANNEX A: DEFINITIONS

                  For purposes of the Agreement, the following terms shall have the meanings indicated below. Unless otherwise specified, section references are to the Agreement.

                  (A) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

                  (B) "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

                  (C) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  (D) "Board" shall mean the Board of Directors of the Company.

                  (E) "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) the three-quarters affirmative vote requirements set forth in Section 7.1 shall apply.

                  (F) A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                           (I) Any Person (as defined below) is or becomes the
                  beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is at least equal to the GREATER of (x) 30% or (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates; or


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

                           (II) the following individuals cease for any reason
                  to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                           (III) There is consummated a merger or consolidation
                  of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is at least equal to the GREATER of (x) 30% or (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates; or

                           (IV) the stockholders of the Company approve a plan
                  of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  (G) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (H) "Company" shall mean Gateway, Inc. and, except in determining whether or not any Change of Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise. In addition, if Executive is employed solely or primarily by any subsidiary of Gateway, Inc., the termination of Executive's employment with such subsidiary (without substitute comparable employment by the Company) shall constitute a termination of Executive's employment with the Company.

                  (I) "Confidential Information" shall mean all information which is (a) disclosed to or known by you as a consequence of or through your employment with Gateway and (b) not generally known to persons, corporations, organizations or others outside Gateway. It includes things such as technical or non-technical data, formulas, computer programs, devices, methods, techniques, drawings, processes, methods of manufacture, financial data, customer specific information, supplier specific information, cost information, production and sales information, and marketing plans and strategies.

                   (J) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty
(30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                  (K) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (L) "Excise Tax" shall mean any excise tax imposed under
section 4999 of the Code.

                  (M) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change of Control, or prior to a Change of Control under the circumstances described in Section 6.1(B) of the Agreement (treating all references in paragraphs (I) through (VII) below to a "Change of Control" as references to a "Potential Change of Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected within twenty (20) days following Executive's providing notice thereof to the Company.

                           (I) the assignment to the Executive of any duties
                  inconsistent with the Executive's status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive's titles, positions, status, duties, authorities, reporting relationships or responsibilities with the Company and its subsidiaries from those in effect immediately prior to the Change of Control;

                           (II) a reduction by the Company in the Executive's
                  annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                           (III) the relocation of the Executive's principal
                  place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change of Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                           (IV) the failure by the Company to pay to the
                  Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                           (V) the failure by the Company to continue in effect
                  any compensation plan in which the Executive participates immediately prior to the Change of Control which is material to the Executive's total compensation, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change of Control;

                           (VI) the failure by the Company to continue to
                  provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change of Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change of Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control;

                           (VII) any purported termination of the Executive's
                  employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective; or

                           (VIII) any material breach of any employment
                  agreement between Executive and the Company.

         The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

                  (N) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Theodore Waitt or any of his Affiliates or Associates, (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                  (O) "Potential Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                           (I) the Company enters into an agreement, the
                  consummation of which would result in the occurrence of a Change of Control;

                           (II) the Company or any Person publicly announces an
                  intention to take or to consider taking actions which, if consummated, would constitute a Change of Control;

                           (III) any Person becomes the Beneficial Owner,
                  directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

                           (IV) the Board adopts a resolution to the effect
                  that, for purposes of this Agreement, a Potential Change of Control has occurred.

                  (P) "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

                  (Q) "Term" shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

                          ANNEX B: EXCISE TAX GROSS-UP

                  (A) Notwithstanding anything in the Agreement to the contrary, whether or not the Executive becomes entitled to the Change in Control Payment, the stock option acceleration provided in the Agreement or the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject (in whole or in part) to the Excise Tax, then the Company shall pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the Excise Tax payable by Executive with respect to the Total Payments; PROVIDED, HOWEVER, that if the sum of the Total Payments and the Gross-Up Payment, net of all applicable federal, state and local income, excise, payroll, employment and other taxes, is less than the amount Executive would retain, net of all applicable federal, state and local income, excise, payroll, employment and other taxes if the Total Payments were reduced to the level that is the maximum amount Executive could receive without the Total Payments giving rise to any "excess parachute payment" within the meaning of Section 280G of the Code (the "No Parachute Maximum"), then the Total Payments shall be reduced to the No Parachute Maximum by first reducing any cash portion of the Total Payments (and then, to the extent necessary, any noncash portion of the Total Payments), unless Executive otherwise elects to have the non-cash portion of the Total Payments reduced prior to any reduction of the cash portion of the Total Payments. In no event will any additional gross-up amount be payable with respect to any excise, income or other taxes payable by Executive in respect of the Gross-Up Payment.

                  (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Annex B), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

                  (C) In the event that the Excise Tax is finally determined to be an amount other than that used as the basis for calculating the amount, if any, of the Gross-Up Payment to be made to Executive under this Annex B, the amount of the Gross-Up Payment shall be redetermined pursuant to subsection (A) above. If such redetermination would result in a larger Gross-Up Payment due to Executive than was actually paid, the Company shall make such payment (plus any interest, penalties or additions payable by Executive with respect to such excess). If such redetermination would result in a smaller (or no) Gross-Up Payment being made to Executive, then Executive shall repay the amount of the excess to the Company, but only to the extent that such repayment by Executive would result in a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes) plus interest on the amount of such repayment at 120% of the applicable federal rate provided in section 1274 of the Code. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         (D) The payments provided for in this Annex B shall be made within five days following the earlier of (i) the first date on which Executive becomes subject to the Excise Tax with respect to any portion of the Total Payments (with additional payments being made within five days following any date on which Executive becomes subject to any additional Excise Tax in respect of any portion of the Total Payments) and (ii) the Date of Termination; PROVIDED, HOWEVER, that if the amounts of such payments cannot finally be determined on or before such date, the Company shall pay Executive on such date an estimate, as determined in accordance with the calculation methodology set forth in this Annex B, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the applicable federal rate provided in section 1274 of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after date on which Executive becomes entitled to payments or other benefits under the Agreement or the Date of Termination, as applicable. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the applicable federal rate provided in section 1274 of the Code.

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